Free Writing Prospectus to Preliminary Pricing Supplement No. 6,952

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 5, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year Market Linked Notes Based on the Performance of an Equally Weighted Basket

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket Components	Weighting
	S&P 500® Index (the “SPX Index”)	50%
	iShares® MSCI Japan ETF (the “EWJ Shares”)	50%
Participation rate:	100%
Maximum payment at maturity:	At least 150% of the stated principal amount
Pricing date:	March 14, 2025
Determination date:	March 14, 2030
Maturity date:	March 19, 2030
CUSIP:	61778CVC6
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225013766/ms6952_424b2-07193.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The Notes
The Basket
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Notes
$1,500 Hypothetical Maximum Payment at Maturity
$1,000 Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
50%
60%
80%
100%
Percentage Change in the Closing Value of the Basket

Change in Basket	Return on Notes
+90%	+50%*
+70%	+50%*
+50%	+50%*
+30%	+30%
+20%	+20%
+10%	+10%
0%	0%
-5%	0%
-10%	0%
-20%	0%
-30%	0%
-40%	0%
-50%	0%
*Assumes a maximum payment at maturity of 150% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Components

For more information about the basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes do not pay interest and may not pay more than the stated principal amount at maturity.

●The appreciation potential of the notes is limited by the maximum payment at maturity.

●The market price of the notes will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the notes is not linked to the value of the basket components at any time other than the determination date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is approximately $964.30 per note, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the notes is not equivalent to investing in the basket components or the stocks composing the SPX Index or the share underlying index.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Risks Relating to the Basket Components

●Changes in the values of the basket components may offset each other.

●Investing in the notes exposes investors to risks associated with investments in securities linked solely to the value of Japanese equity securities.

●The price of the EWJ Shares is subject to currency exchange risk.

●Adjustments to the SPX Index could adversely affect the value of the notes.

●Adjustments to the EWJ Shares or the share underlying index could adversely affect the value of the notes.

●The performance and market price of the EWJ Shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the EWJ Shares.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the EWJ Shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.